EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our reports dated March 20, 2012, relating to the consolidated financial statements of Ultra Clean Holdings, Inc. and subsidiaries, and the effectiveness of Ultra Clean Holdings, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Ultra Clean Holdings, Inc. for the year ended December 30, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

San Jose, California

November 13, 2012